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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "Amendment"), is entered into as of March 31, 1999, by and between CLARION TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and R. TOWNLEY ROSE, JR. ("Employee"), to amend that certain Employment Agreement, dated April 1, 1998 (the "Employment Agreement"), by and between CLARION HOUSE, INC., a Nevada corporation (and predecessor of the Company) and Employee.


                                 R E C I T A L S
                                 - - - - - - - -

         A. Pursuant to Section 6.4 of the Employment Agreement, Employee agreed that he would not, at any time within the three-year period immediately following the termination of his employment with the Company, directly or indirectly engage in any activity which is directly competitive with any activity now engaged in by the Company.

         B. The Company and Employee desire to amend Sections 6.1 and 6.4 of the Employment Agreement as specified herein.

         C. The Company and Employee further desire to amend Section 4.1 of the Employment Agreement regarding the time at which Employee's salary shall increase to Two Hundred Ten Thousand Dollars ($210,000) per year, with the balance of the compensation, including incentive compensation, provisions to remain in full force and effect.


                                A G R E E M E N T
                                - - - - - - - - -

         1. Section 4.1 of the Employment Agreement is hereby amended to read as follows:

            4.1 SALARY. In consideration of Employee's performance of his duties and responsibilities hereunder and his observance of the covenants, conditions and restrictions contained herein, Employee shall be entitled to receive a salary of One Hundred Fifty Thousand Dollars ($150,000) per annum during the period from April 1, 1998 to March 31, 1999 and thereafter increasing to Two Hundred Ten Thousand Dollars ($210,000) during the Term hereof, payable in weekly or other periodic installments in accordance with the Company's payroll procedures in effect from time to time. This salary has been expressed in terms of a gross amount, and the Company is or may be required to withhold from such gross amount deductions in respect of federal, state or local income taxes, FICA and the like.

         2. Section 6.1 of the Employment Agreement is hereby amended to read as follows:

            6.1 BY THE COMPANY FOR CAUSE. Employee's employment under this Agreement may be terminated immediately by the Company upon the occurrence of one or more of the following causes, and not otherwise:

                6.1.1 Employee's conviction of a felony pertaining to the Company's Business;


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                6.1.2 The commission by Employee of any act of willful, material dishonesty in connection with the performance of any of Employee's duties hereunder (including, but not limited to falsification of Company records, willfully making false statements of material facts to third parties regarding the Company's Business, and misappropriation or embezzlement of funds against the Company or any of its customers or suppliers);

                6.1.3 any willful material breach by Employee of any of its covenants, conditions or restrictions set forth in Sections 7, 8 or 9 or this Agreement; and

                6.1.4 Employee dies or becomes disabled (Employee shall be deemed "disabled" for purposes of this Agreement if he is unable, by reason of illness, accident, or other physical or mental incapacity, to perform substantially all of his regular duties for a continuous period of one hundred twenty (120) days).

Employee shall have the right to notify the Company in writing within 60 days after termination on any of the above grounds that Employee intends to contest such termination. In such case, the Company agrees to continue to pay to Employee, retroactive to the date of termination, the salary specified in
Section 4.1 at the level Employee was receiving on the date of termination until the earlier of (a) twelve (12) months after the date of termination or (b) the date upon which the validity of the termination is finally determined by a court of law or by an arbitrator as provided in Section 10.5 hereof. Such payments shall be made promptly following the date upon which Employee gives the notice referred to above and shall continue to be made in the manner and with the frequency in which Employee received such amounts prior to termination. Employee agrees, if it delivers the notice referred to above, to contest such termination with due diligence until final resolution and further agrees, if it is determined that the termination was valid, to repay the Company for all amounts received after termination.

         3. Section 6.4 of the Employment Agreement is hereby amended to read as follows:

            6.4 COVENANT NOT TO COMPETE. Provided that the Company has paid Employee the salary and Bonus (if earned) specified in Section 4 hereof in full during Employee's employment hereunder, and has complied with such Section in all other material respects, Employee agrees that he will not at any time within the one-year period immediately following the termination of Employee's employment hereunder (the "Non-Compete Term"), directly or indirectly engage in, or have any interest in, any person, firm, corporation or business (whether as an employee, officer, director, agent, secretary, holder, creditor, consultant or otherwise) that engages in any activity which is directly competitive with any activity now engaged in by the Company (or any successor or successors of the Company) so long as the Company (or any successor) shall engage in this activity. Stock interest of under ten percent (10%) in a public corporation shall not be deemed to violate this Agreement. In the event of any failure of the Company to pay Employee's salary and Bonus (if earned) and otherwise comply


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with Section 4 in all material respects during the term hereof, Employee shall not be bound by the non-compete covenant specified in the first sentence of this Section until such default is cured. This Section shall not apply to limit in any way Employee's damages in the event of any breach of this Agreement by the Company. As consideration for Employee's covenants under this Section 6.4, the Company agrees to pay Employee, during the Non-Compete Term, (a) the salary specified in Section 4.1 hereof, and (b) if Employee was receiving the Bonus at the time of the termination of Employee's employment hereunder, the Bonus specified in Section 4.2 hereof. These amounts (the "Non-Compete Payment") shall be paid to Employee during the Non-Compete Term in the same manner and frequency as Employee's salary and bonus was paid during Employee's employment. The parties agree that the Non-Compete Payment provided for hereby is in consideration for Employee's agreement to refrain from competing with Employer as provided above, and therefore Employer's obligation to make such Non-Compete Payment during the Non-Compete Term shall be absolute and unconditional, and such amounts must be paid regardless of any claim or dispute which may arise between Employer and Employee under the Employment Agreement or otherwise, so long as Employee complies with the non-compete covenant set forth above. The Non-Compete Payment shall be paid if Employee terminates his employment hereunder at any time during the term of his employment hereunder, the parties agreeing that the Company may not terminate Employee's employment hereunder for any reason whatsoever, other than as specified in Section 6.1 hereof. Neither party shall have any obligation under this Section 6.4 in the event of termination pursuant to Section 6.1.

                 6.4.1 CERTAIN CORPORATE TRANSACTIONS. As a condition to any merger, consolidation or sale of all or substantially all of the Company's assets, the Company will require the surviving, resulting or transferee entity to assume the obligations of the Company under this Employment Agreement.

         4. Section 10.5 of the Employment Agreement is hereby amended to read as follows:

            10.5 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, except Sections 8 and 9, shall be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. There shall be a single arbitrator, the situs of the arbitration shall be in the County of Cook, State of Illinois, and the prevailing party (or parties) shall also recover from the losing party (or parties) reasonable attorneys' fees and the costs of arbitration as part of the judgment rendered.

         5. Other than as specifically provided in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect, the Employment Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                  "COMPANY"

                                  CLARION TECHNOLOGIES, INC.,
                                  a Delaware corporation



                                  By:___________________________________________
                                     Jack D. Rutherford, Chief Executive Officer


                                  "EMPLOYEE"



                                  ______________________________________________
                                  R. TOWNLEY ROSE, JR.



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